CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 811-09679 on Form N-1A of our report dated March 20, 2009, relating to the financial statements and financial highlights of Adelante Funds, including Adelante U.S. Real Estate Securities Fund, appearing in the Annual Report on Form N-CSR of Adelante Funds for the year ended January 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

Milwaukee, WI
May 26, 2009